EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into as of August 26, 2024 (the “Effective Date”), by and between Peter Tassiopoulos (the “Executive”) and ALT5 Sigma Corporation (f/k/a JanOne Inc.), a Nevada corporation (the “Company”).
WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and
WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:
1.Term. The Executive’s employment hereunder shall be effective as of on or about September 16, 2024 (the “Start Date”) and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”
2.Position and Duties.
2.1Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer (“CEO”) of the Company, and shall report solely and directly to the board of directors of the Company (the “Board”), but shall comply with the Board’s written directions to provide full information regarding the scope and nature of the Company’s operations and business plans to, and requesting guidance from, other executive officers of the Company. In such position, the Executive shall serve the Company as its most senior corporate executive, and shall be principally responsible for all decision-making with respect to the Company and its subsidiaries (including, subject to their respective employment agreements, decisions by the Board, and the policies of the Company, in respect of the hiring and dismissal of all executives and deciding which such executives shall report solely and directly to him), subject to supervision by the Board and its committees. The Executive’s duties and authority shall be commensurate with his position as CEO of the Company as a publicly traded entity. While the Executive serves as CEO of the Company, if not previously appointed, the Board shall appoint the Executive to the Board, and thereafter the Board or its Governance Committee shall nominate the Executive for re-election as a member of the Board at each annual stockholders’ meeting during the term of this Agreement. The Executive shall serve on the Board without additional compensation.
2.2Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder (excepting vacation time, holidays, sick days and periods of disability) and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services, either directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, nothing herein shall be interpreted to preclude the Executive, so long as there is no material interference with his duties hereunder, from (i) participating as an officer or director of, or advisor to, any charitable, non-profit, educational or other tax-exempt organizations or otherwise engaging in charitable, fraternal or trade group activities; (ii) investing and managing his assets as an investor in other entities or business ventures; provided that such investment and management does not violate the terms set forth in Sections 7 and 8 hereof; or (iii) serving as a member of the board of directors of a for-profit corporation with the prior, written approval of the Board.
3.Place of Performance. The principal place of Executive’s employment shall be located in the City of Toronto, Canada; provided that, the Executive may be required to travel on Company business during the Employment Term. The Executive may work remotely from the Executive’s primary residence so long as doing so does not interfere with the Executive’s responsibilities under this Agreement.
4.Compensation.
4.1Base Salary. The Company shall pay the Executive an annual base salary of US$420,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly; the Executive’s base salary shall be paid in the form of Canadian dollar (CAD) currency, with the US dollar amount of such salary converted into CAD at the Bank of Canada official exchange rate of $1.372 CDN per USD, and then as thereafter adjusted as of the first business day of each subsequent fiscal year of the Employment Date (or such subsequent date that is a day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Toronto). In consideration of the Executive’s consulting services to the Company for the period commencing on the Effective Date through the Start Date, the Company shall pay the Executive the amount of US$35,000, payable promptly following the Effective Date. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. However, the Executive’s base salary may not be decreased during the Employment Term without the Executive’s consent. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.
4.2Annual Bonus.
(a)For each fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus in an amount up to one hundred percent (100%) of Base Salary (the “Potential Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Potential Annual Bonus shall be in the sole and absolute discretion of the Board and the Compensation and Benefits Committee of the Board (the “Compensation Committee”).
(b)The Potential Annual Bonus, if any, will be paid within two and a half (2-1/2) months after the end of the applicable fiscal year.
(c)Except as otherwise provided in Section 5, (i) the Potential Annual Bonus will be subject to the terms of the Company’s annual bonus plan under which it is granted and (ii) in order to be eligible to receive a Potential Annual Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal year for which the Potential Annual Bonus relates.
4.3Inducement Equity Award. Subject to the approval of the Compensation Committee, as a material inducement for the Executive to join the Company in the role of EC and agree to the restrictive covenants set forth herein, the Executive will be granted four hundred thousand (400,000) Restricted Stock Units, subject to the terms of the Restricted Stock Unit agreement for inducement grants provided by the Company (“Restricted Stock Units” or “RSUs”). The Restricted Stock Units are intended to be inducement awards under Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules and will be granted outside of the Company’s 2023 Equity Incentive Plan, as amended (the “Plan”). Although granted as inducement awards outside of the Plan, the Restricted Stock Units shall be subject to the terms of the Plan as if issued thereunder. The shares of Company common stock issued pursuant to the Restricted Stock

Unit grant shall be covered by an effective registration statement (either a Form S-8 or other registration statement with no less favorable effect to Executive than a Form S-8) that is on file with the Securities and Exchange Commission before the issuance of such shares. In addition, the Company undertakes to issue an additional 800,000 restricted stock units to the Executive as follows: (i) 400,000 RSUs at the Company’s next Annual Stockholders Meeting (scheduled to be held in October 2024), and (ii) 400,000 RSUs at the one-year anniversary of the Effective Date. The subsequent RSU grants would become issuable immediately in the event of a Change of Control (as such term is defined in the Plan); in the event such COC is consummated prior to one or both of such future RSU grants, and the number of shares necessary for such grant(s) is not then available for issuance under the Plan, then the Company undertakes to issue under Regulation D, or such other exemption as may applicable, 800,000 restricted shares, with no further vesting obligations, of Company common stock (or such lesser number if one (or a portion of one) of the subsequent RSU grants described above has been made to the Executive) to the Executive in addition to any severance payments provided for herein. If either (x) the Executive is terminated without Cause or resigns for Good Reason at any time prior to one or both of the events set forth in (i) and (ii) above or (y) the Company is unable for any reason to grant the RSUs described in (i) and (ii) above to the Executive, the Executive will be paid a lump sum cash amount equal to the number of RSUs described in (i) and/or (ii) above that have not then been granted as of the Executive’s final date of employment or the event(s) described in (i) and/or (ii) above, as applicable, multiplied by the Nasdaq NOCP of a share of Company common stock on the Executive’s final date of employment or the event(s) described in (i) and/or (ii) above.
4.4Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the Plan or any successor plan, subject to the terms of the Plan, or successor plan, as determined by the Board or the Compensation Committee, in its discretion.
4.5Change of Control Transaction Bonus. During the Employment Term, in the event that a Change of Control (as that term is defined in the Plan) has occurred, the Executive shall be paid a bonus (the “Change of Control Transaction Bonus”), in cash, the amount of which shall be calculated as follows: (i) if the net, aggregate cash consideration payable to the Company’s stockholders is $20 million or less, the Change of Control Transaction Bonus shall not be payable; (ii) if the net, aggregate cash consideration payable to the Company’s stockholders exceeds $20 million but is less than $50 million the Change of Control Transaction Bonus shall equal two percent (2%) of the net, aggregate cash consideration payable to the Company’s stockholders; (iii) if the net, aggregate cash consideration payable to the Company’s stockholders exceeds $50 million but is less than $100 million, the Change of Control Transaction Bonus shall equal two and one-half percent (2.5%) of the incremental net, aggregate cash consideration payable to the Company’s stockholders; and (iv) if the net, aggregate cash consideration payable to the Company’s stockholders equals or exceeds $100 million, the Change of Control Transaction Bonus shall equal three percent (3%) of the incremental, net aggregate consideration payable to the Company’s stockholders in the same form of compensation as paid to the Company’s stockholders or in cash, at the election of the Company. If applicable, the Change of Control Transaction Bonus shall be paid to the Executive in a lump sum within fifteen (15) days after the consummation of such Change of Control.
4.6Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.
4.7Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans.

4.8Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to four (4) weeks paid vacation per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.
4.9Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
4.10Legal Fees Incurred in Negotiating the Agreement. The Company shall pay or the Executive shall be reimbursed for the Executive’s actual and reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $15,000, provided that, any such payment shall be made on or before March 15 of the calendar year immediately following the Effective Date.
4.11Indemnification.
(a)In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including reasonable attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.
(b)During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor as of such dates.
4.12Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation, or stock exchange listing requirement).
5.Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that,

unless otherwise provided herein, either party shall be required to give the other party at least ninety (90) days’ advance written notice of any termination of the Executive’s employment. On termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
5.1Expiration of the Term, Termination by the Company For Cause, or Termination by the Employee Without Good Reason.
(a)The Executive’s employment hereunder may be terminated upon the Executive’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause, or by the Executive without Good Reason. If the Executive’s employment is terminated upon the Executive’s failure to renew the Agreement, by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:
(i)any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Termination Date (as defined below);
(ii)if declared by the Compensation Committee, any unpaid Potential Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date;
(iii)reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policies and procedures; and
(iv)such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.
Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”.
(b)For purposes of this Agreement, “Cause” shall mean:
(i)the Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness) (it being understood that, for this purpose, the manner and level of the Executive’s performance shall not be determined based on the financial performance (including without limitation the performance of the common stock in the public markets – whether for pricing or trading volume thereof) of the Company);
(ii)the Executive’s willful and repeated failure to comply with any valid and legal directive of the Board;
(iii)the Executive’s willful engagement in illegal conduct or gross misconduct, which is, in each case, materially injurious or could reasonably be deemed to be materially injurious to the economic performance or reputation of Company or its affiliates, in each case as determined by the Board in good faith, with the Executive recusing himself from the Board’s deliberation thereon or determination thereof;

(iv)the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;
(v)the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony, if such felony is work-related, materially impairs or could reasonably be deemed to materially impair the Executive’s ability to perform services for the Company, or results in material reputational or financial harm or could reasonably be deemed to result in material reputational or financial harm to the Company or its affiliates, in each case as determined by the Board in good faith, with the Executive recusing himself from the Board’s deliberation thereon or determination thereof;
(vi)the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
(vii)the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.
For clarity, no act or failure to act, on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company, in each case as determined by the Board in good faith, with the Executive recusing himself from the Board’s deliberation thereon or determination thereof, and, in addition, conduct shall not be considered “willful” with respect to any action taken or not taken based on the advice of the Company’s internal or external legal counsel.
Anything herein to the contrary notwithstanding, the Company will give the Executive written notice as soon as practicable, but in no event later than ninety (90) calendar days, after the occurrence of an event constituting Cause is known by a majority of the members of the Board (other than solely the Executive), prior to terminating this Agreement for Cause. Such notice shall set forth the nature of any alleged conduct constituting Cause in reasonable detail. Following the Executive’s receipt of such written notice, he shall be entitled to appear with counsel upon his written request therefor, made within five (5) business days of receiving such notice, before a meeting of the full Board, which may be telephonic, within a reasonable time after such request to present information regarding his views on the Cause event. Except for a failure, conduct, or breach, which by its nature cannot be cured, the Executive shall have forty-five (45) calendar days from the receipt of such notice within which to cure and within which period the Company cannot terminate this Agreement for the stated reason, and, if so cured, after which period the Company cannot terminate the Executive’s employment under this Agreement for the specific reason set forth in such written notice. For purposes of this Agreement, no such purported termination of the Executive’s employment for Cause shall be effective without such notice.
(c)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:
(i)a reduction in the Executive’s Base Salary (other than a one-time decrease of not more than ten percent (10%) that is part of a broad-based diminution of base salary applicable to all other executive officers of the Company);
(ii)a reduction in the Executive’s Potential Annual Bonus opportunity;
(iii)a relocation of the Executive’s principal place of employment by more than twenty (20) miles from the City of Toronto, Canada;

(iv)any willful material breach by the Company of any material provision of this Agreement or any material provision of any other employment-related agreement between the Executive and the Company;
(v)the Company’s failure to use commercially reasonable efforts obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;
(vi)the Company’s failure to nominate the Executive for election to the Board and its failure to use commercially reasonable efforts to have the Executive elected and re-elected, as applicable, to serve as a member of the Board during the Employment Term;
(vii)a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law), taking into account the Company’s size, status as a public company, and capitalization as of the date of such change; or
(viii)a breach by the Board of the provision of this Agreement that provides that the Executive “shall report solely and directly to the Board”, subject to his compliance with the Board’s written directions to the Executive for him to provide full information regarding the scope and nature of the Company’s operations and business plans to, and to request guidance from, other executive officers of the Company.
The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure or dispute such circumstances (the “Cure Period”). If the Executive does not terminate employment for Good Reason within thirty (30) days after the expiration of the Cure Period, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.
5.2Non-Renewal by the Company Termination by the Company Without Cause or Termination by the Executive for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company’s failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form substantially similar to the release attached as Exhibit A (the “Release”) and such Release becoming effective within sixty (60) days following the Termination Date (such sixty (60)-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:
(a)a lump sum payment equal to the sum of the Executive’s Base Salary and Potential Annual Bonus amount for the year in which the Termination Date occurs, which shall be paid within seventy-five (75) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and
(b)a payment equal to the product of (i) the Potential Annual Bonus, if any, if declared by the Compensation Committee, for the fiscal year in which the Termination Date (as determined in accordance with Section 5.6) occurs based on achievement of the applicable performance goals for such year/the Potential Annual Bonus and (ii) a fraction, the numerator of which is the number of business days (net of Federal holidays) the Executive was employed by the Company during the year of termination and the denominator of which is the number of business days (net of Federal holidays) in such year (the “Pro-Rata Potential Annual Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2-1/2) months following the end of the fiscal year in which the Termination Date occurs.
(c)The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable equity incentive plan(s) and the applicable award agreements.
(d)Notwithstanding the terms of any equity incentive plan or any applicable award agreements:
(i)all then-outstanding unvested Restricted Stock Units shall become fully vested as of the Termination Date;
(ii)all outstanding unvested stock options and/or stock appreciation rights granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;
(iii)all outstanding equity-based compensation awards, other than stock options and stock appreciation rights that do not vest based on the attainment of performance goals, shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A (“Section 409A”) of the Code shall remain in effect; and
(iv)all outstanding equity-based compensation awards, other than stock options and stock appreciation rights, that vest based on the attainment of performance goals shall remain outstanding and shall vest or be forfeited, depending on the level of achievement of the applicable performance goals, in accordance with the terms of the applicable award agreements.
5.3Death or Disability.
(a)The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.
(b)If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:
(i)the Accrued Amounts; and
(ii)a lump sum payment equal to the Executive’s Potential Annual Bonus amount for the year in which the Termination Date occurs, which shall be paid within thirty (30) days following the Termination Date.
Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)For purposes of this Agreement, “Disability” shall mean a condition that entitles the Executive to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, for one hundred eighty (180) days out of any three hundred sixty-five (365) day-period or one hundred twenty (120) consecutive days; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company until the expiration of the above-referenced relevant number of days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.
5.4Change of Control Termination.
(a)Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 1 or without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change of Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Executive’s execution of a Release which becomes effective within the Release Execution Period, the Executive shall be entitled to receive the following:
(i)a lump sum payment equal to three (3) times the sum of the Executive’s Base Salary and Potential Annual Bonus amount for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change of Control occurs), which shall be paid within seventy-five (75) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and
(ii)a lump sum payment equal to the Executive’s Potential Annual Bonus amount for the year in which the Termination Date (as determined in accordance with Section 5.6) occurs (or if greater, the year in which the Change of Control occurs), which shall be paid within seventy-five (75) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.
(b)Notwithstanding the terms of any equity incentive plan or award agreements, as applicable:
(i)all then-outstanding unvested Restricted Stock Units shall become fully vested as of the Termination Date;
(ii)all outstanding unvested stock options and/or stock appreciation rights granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;

(iii)all outstanding equity-based compensation awards, other than stock options and stock appreciation rights, that do not vest based on the attainment of performance goals, shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect; and
(iv)all outstanding equity-based compensation awards, other than stock options and stock appreciation rights, that vest based on the attainment of performance goals shall remain outstanding and shall vest or be forfeited, depending on the level of achievement of the applicable performance goals, in accordance with the terms of the applicable award agreements.
(c)For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Plan.
5.5Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 24. The Notice of Termination shall specify:
(a)The termination provision of this Agreement relied upon;
(b)To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and
(c)The applicable Termination Date.
5.6Termination Date. The Executive’s “Termination Date” shall be:
(a)If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;
(b)If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;
(c)If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;
(d)If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than ninety (90) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to ninety (90) days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered;
(e)If the Executive terminates the Executive’s employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than ninety (90) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the ninety (90)-day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

(f)If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.
Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.
5.7Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.
5.8Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.
5.9Section 280G.
(a)If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change of Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5.9 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.
(b)All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
6.Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.
7.Confidential Information. The Executive understands and acknowledges that, during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.
7.1Confidential Information Defined.
(a)Definition.
For purposes of this Agreement, “Confidential Information” means: (i) any information disclosed by the Company to the Executive, either directly or indirectly, in writing, orally, or by inspection of tangible objects that has been designated by the Company as “confidential,” either in writing or orally, prior to, at, or promptly after the time of disclosure, or that the Executive clearly understands (by the nature of the information) to be confidential, proprietary information of the Company and (ii) any information obtained or derived by the Company, directly or indirectly, through inspection, examination, review, or analysis of the such information. Confidential Information may also include information of a third party that is in the possession of the Company and is disclosed to the Executive. Confidential Information does not include information: (x) that is or becomes publicly known without any breach of this Agreement or (y) that is independently developed by the Executive without use of any Confidential Information (the Executive shall bear the burden of establishing the applicability of this exception by competent evidence, which independently developed information shall exclude any such information that the Executive may have developed during the Employment Term).
The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.
(b)Disclosure and Use Restrictions.
The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company (and then, such disclosure shall be made only within the limits and to the extent of such duties); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company (and then, such disclosure shall be made only within the limits and to the extent of such duties).
(c)Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The

Executive shall promptly provide written notice of any such order to the Company’s general (inside or outside) counsel and the Board.
(d)Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority, Inc. (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority.
(e)Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:
(i)The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:
(A)is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or
(B)is made in a complaint or other document filed under seal in a lawsuit or other proceeding.
(ii)If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:
(A)files any document containing trade secrets under seal; and
(B)does not disclose trade secrets, except pursuant to court order.
8.Restrictive Covenants.
8.1Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the services the Executive provides to the Company are unique, special, or extraordinary.
The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.
8.2Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the twelve-month period thereafter, to run consecutively, beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity.
For purposes of this Section 8, “Prohibited Activity” is activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or substantially similar business as the Company. Prohibited Activity also includes activity that may require or inevitably could require disclosure of trade secrets, proprietary information, or Confidential Information.
Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.
This Section 8 does not, in any way, restrict, or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s general (inside or outside) counsel and the Board.
8.3    Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire, or recruit, or induce the termination of employment of any employee of the Company, or attempt to do so, during the Employment Term and for the twelve (12)-month period thereafter, to run consecutively, beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company.
9.Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its past or current directors, employees, or officers.
This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s general (inside or outside) counsel and the Board.
The Company agrees and covenants that it shall direct its officers, employees, and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive (whether of a personal or professional nature) to any third parties.
10.Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.
The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive’s compensation, reflects, in part, the Executive’s obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that the Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.
11.Remedies. In the event of a breach or threatened breach by the Executive of Section 6, Section 7, and Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to obtain, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction without the requirement of obtaining a bond in connection therewith, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.
12.Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement or the Executive’s employment, whether the claim arises in contract, tort, or statute, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.
13.Proprietary Rights.
13.1Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.
13.2Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product, as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect, and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to, or confirm the ownership by, the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.
13.4No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.
14.Security.
14.1Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time, including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any and all other Company facilities, IT resources and communication technologies (collectively, “Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment with the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.
14.2Company Property. The Executive acknowledges that all originals and copies of materials, records, and documents generated by him or coming into his possession during his employment by the Company are the sole property of the Company (“Company Property”). During his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer-related information or equipment, or any other item relating to the business of the Company, except as required by law or legal process or in furtherance of his duties under this Agreement. When the Executive’s employment with the Company is terminated, upon the request by the Company, the Executive shall promptly deliver to the Company all originals and copies of all Company Property in his possession, custody, or control and shall not retain any tangible (whether written or electronic, but excluding unaccessed electronic backup copies) originals or copies in any form, except that the Executive may retain copies (in any form) of his Rolodex, address book, and similar contact information. For the avoidance of doubt, Section 14.2 shall not interfere with the Executive’s rights to retain copies of any documents or data (in any form) relating to the Executive’s compensation and benefits (including, without limitation, copies of this Agreement, and side letters and any documents relating to any of the Executive’s equity and/or equity-based award rights or other compensation and benefits) and/or discuss the same with the Executive’s advisors or immediate family (in each case, on a confidential basis).
15.Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives, and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company without further consent from or royalty, payment, or other compensation to the Executive.
16.Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce an arbitration award with respect to this Agreement shall be brought only in a state or federal court located in the State of Nevada, Clark County. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
17.Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
18.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by both parties hereto. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
19.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.
The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
20.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
21.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
22.Section 409A.
22.1General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
22.2Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
22.3Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(a)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
(b)any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(c)any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

23.Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
24.Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):
If to the Company:
ALT5 Sigma Corporation
325 E. Warm Springs Road
Las Vegas, Nevada 89119
Attention: Chief Executive Officer (through Start Date) and President (thereafter)
Email: t.isaac@isaac.com
With a mandatory copy (which shall not serve as notice) to:
Clark Hill LLP
555 S. Flower Street, 24gh Floor
Los Angeles, California
Attention: Randolf W. Katz
Email: rkatz@clarkhill.com
If to the Executive:
Peter Tassiopoulos, at the address shown on the execution page hereof.
With a mandatory copy (which shall not serve as notice) to:
Pryor Cashman LLP
7 Times Square
New York, New York 10036
Attention: Shane Stroud, Esq.
Email: sstroud@pryorcashman.com
25.Representations of the Executive. The Executive represents and warrants to the Company that:
(a)The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.
(b)The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.
26.Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

27.Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
28.Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
ALT5 SIGMA CORPORATION

By: /s/Tony Isaac
Name: Tony Isaac
Title: Chief Executive Officer

EXECUTIVE

/s/ Peter Tassiopoulos
    PETER TASSIOPOULOS

EXHIBIT A
(Release)